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                                  EXHIBIT 5


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                            [Logo] Greenbaum Doll
                               & McDonald PLLC
                                August 9, 1995


Vencor, Inc.
3300 Providian Center
400 West Market Street
Louisville, KY 40202

Gentlemen:

     We have acted as legal counsel to Vencor, Inc., a Delaware corporation (the "Company"), in order to render this opinion which is included as an exhibit to a Registration Statement on Form S-4 (Registration No. 33-59345) under the Securities Act of 1933, as amended ("Registration Statement"), covering an aggregate of 40,046,245 shares of common stock, par value $.25 per share, and any additional shares (the "Shares"), of the Company to be issued in connection with the merger of The Hillhaven Corporation with and into the Company, pursuant to an Amended and Restated Agreement and Plan of Merger, dated April 23, 1995, and as amended and restated as of July 31, 1995 (the "Merger Agreement"), and a like number of related Preferred Stock Purchase Rights (the "Rights") to be issued with the Shares.

     We have examined and are familiar with the Certficate of Incorporation, as amended, and Restated By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the Shares. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.
















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   GREENBAUM
DOLL & MCDONALD PLLC

Vencor, Inc.
August 9, 1995
Page 2

     Based on the foregoing, it is our opinion that (i) the Shares have been or will be, after approval by the Company's stockholders of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares, duly authorized and, when isssued in accordance with the terms of the Registration Statement and the Merger Agreement, will be validly issued, fully paid and non-assessable, and (ii) the Rights, in accordance with the terms of the Rights Agreement dated as of July 20, 1993, between the Company and National City Bank, as Rights Agent, will attach to the Shares when issued and constitute valid, binding and legal obligations of the Company (except as such validity may be limited by bankruptcy, insolvency, moratorium, or other similiar laws presently or hereafter in effect, affecting the enforcement of creditors' rights generally, and by general and equitable principles which may restrict the availability or enforceability of rights or remedies, as to which we express no opinion).

     We hereby consent to the filing of this opinon as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and to the reference to this firm under the heading "VALIDITY OF SHARES" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,
                                         /s/ Greenbaum Doll & McDonald PLLC
                                         ----------------------------------
                                         GREENBAUM DOLL & MCDONALD PLLC


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